Exhibit 10.36


July 16, 1997



Mr. Michael S. Hovsepian, President
Functional Capacity Evaluation Technologies, Inc.
75 Milford Road
Hudson, Ohio  44236

Dear Mr. Hovsepian:

Work Recovery, Inc. (WRI) wishes to engage Functional Capacity Evaluation Technologies, Inc. (FCE Technologies) to actively participate in the sales and marketing of WRI's ERGOS(r) system over the ninety (90) day period beginning July 21, 1997 ("the Initial Engagement").

The purpose of the Initial Engagement is (1) to have FCE Technologies assist WRI in obtaining orders and (2) to allow FCE Technologies to gain first hand market place experience which may prove useful to WRI in discussions with potential new investors. If the results of the Initial Engagement are considered positive by the parties and sufficient capital is raised to fund WRI's forward activities, then the parties will, in good faith, attempt to negotiate a long term contract. If such a contract is not reached for any reason, then the parties mutually agree that they will have no continuing obligations to each other except with respect to the provisions of Section 7. The balance of this letter summarizes the terms and conditions of the Initial Engagement.

1. FCE Technologies will report to Edward M. Young, WRI's Chief Operating Officer (COO).

2. FCE Technologies will have responsibility for managing WRI's sales and marketing activities. WRI's current sales personnel, Eric Nauhaus, Herb Schultz, and Robert Helmer, will report to FCE Technologies. These persons will remain WRI personnel, and WRI will bear all costs and will retain all responsibilities associated with their employment and activities on behalf of WRI and FCE Technologies. Prior to the engagement, WRI will secure a general release from these employees in the form as attached Exhibit A. During the engagement period, all interactions with potential customers by WRI personnel, both managed by FCE Technologies and not managed by FCE Technologies, will be the responsibility of, and will be conducted exclusively through FCE Technologies.

3. WRI will, at its expense, make additional personnel and material available to FCE Technologies to support the sales and marketing effort. WRI will inform these people that it is contemplating a long-term relationship with FCE Technologies.

4. It is understood by the parties that FCE Technologies will not have any decision making authority with regards to the operation of WRI and that all matters pertaining to the operation of WRI are the responsibility of the officers and directors of the Company, including, but not limited to, all financing decisions, product pricing decisions, hiring and firing of all employees and entrance into and termination of material contracts.

5. FCE Technologies agrees to provide additional consultation and advice with respect to WRI's operations, including technical support, manufacturing and research and development.

6. During the engagement, FCE Technologies will submit written reports, not less than bi-weekly, on the status of its activities, including but not limited to information on sales and sales prospects, pricing or other market concerns and competitive activities. These reports will be submitted to WRI and to its principal lenders, Allsup, Inc. and Quest Trading, Inc.

7. During the term of this Initial Engagement, FCE Technologies may have access to non-public proprietary and/or confidential information with respect to WRI's products, promotional materials, current and prospective clients, and business and financial strategies. WRI will identify to FCE Technologies in writing any such material that it considers of a confidential or proprietary nature including WRI's patents, copyrights and other rights and information relating to the ERGOS(r) technology ("ERGOS(r) Technology") ("Proprietary Information"). FCE Technologies agrees that, during the term of this Initial Engagement, such information is proprietary and confidential and further agrees not to use such information for any purposes other than promoting the sales of WRI products. Upon termination of the engagement, FCE Technologies will return to WRI any unused materials that it receives in connection with carrying out its activities and all copies of any Proprietary Information.

 At all times during and for two years following the termination of the Initial Engagement, FCE Technologies covenants and agrees to hold in strictest confidence, not disclose to any third party or use any Proprietary Information without the express written consent of WRI or the lawful owner of the ERGOS(r) Technology.

 This covenant and agreement shall survive the Initial Engagement and continue to be binding upon FCE Technologies after the expiration or termination hereof, whether by passage of time or otherwise so long as the Proprietary Information shall remain Proprietary Information. Notwithstanding the foregoing, the foregoing covenant and agreement shall run with the ERGOS(r) Technology and any person who becomes the lawful owner of the ERGOS(r) Technology shall have the right to waive all or any portion of FCE Technologies' obligations hereunder.

 The receiving party shall have no obligations or restrictions with respect to any Proprietary Information which FCE Technologies can prove:

a) has come into the public domain prior to, or after the disclosure thereof and in such case through no wrongful act of the receiving party; or

b) has been lawfully received from a third party without restrictions or breach of this Agreement; or

c) is independently developed in good faith by employees of FCE Technologies who did not have access to the Proprietary Information; or

d)  is approved for release or use by written authorization of WRI; or

e)  is not properly designated or confirmed in writing as proprietary.

8. Any claims against FCE Technologies by WRI must be based on proof of gross negligence by FCE Technologies. FCE Technologies will make its reasonable best efforts to represent WRI and its products in an accurate manner.

9. When asked, FCE Technologies will present itself to the marketplace as a consultant to WRI and will answer questions from the customer in an honest and direct manner consistent with its knowledge of the facts.

10. WRI will retain full responsibility for ensuring that any products sold are delivered in a timely manner, free of defect, and for providing installation, training, technical support and service to purchasers.

11. WRI agrees to hold FCE Technologies, its employees officers, directors and investors harmless for any loss or damage attributable to WRI or its products and will indemnify same for any claims made by WRI's customers, stockholders, officers, directors or creditors unless such claims are proven to be solely the result of gross negligence on the part of FCE Technologies. WRI will maintain sufficient general and product liability insurance, will name FCE Technologies a named insured and will deliver to FCE Technologies evidence of coverage. In addition, WRI will take such actions as necessary to name FCE Technologies, its directors, officers and employees, as named insured parties under WRI's directors and officers insurance policy and will delivery to FCE Technologies evidence of coverage.

12. As a condition precedent for FCE Technologies to enter into this Initial Agreement, WRI shall cause Allsup, Inc. and Quest Trading, Inc. to enter into a form of waiver attached as Exhibit B.

13. During the term of this Initial Engagement, WRI will pay FCE Technologies a monthly retainer, in advance, according to the following schedule: $60,000 upon commencement and $30,000 each 30 days thereafter. In addition, FCE Technologies will bill WRI weekly for reasonable travel and other expenses incurred by FCE Technologies sales personnel, including any pre-approved consulting expenses to third parties and customer travel to demonstration sites. WRI will reimburse FCE Technologies within five (5) days of submission of invoices. FCE Technologies will also receive a commission in the amount of two-and-a-half percent (2.5%) of the sales price for any ERGOS(r) system sold to an existing prospect, as defined in Exhibit C (to be provided upon execution of this agreement), and five percent (5%) of the sales price for any system sold to a lead generated by FCE Technologies.
Any commission earned will be paid within five (5) days of receipt of funds from the customer.

14. Either party may terminate this agreement within ten (10) days written notice, or immediately by WRI should the company seek protection under the Bankruptcy Code. Upon such termination and payment of all amounts owed by WRI to FCE Technologies, all obligations between the parties shall end, except for the covenants and agreements of FCE Technologies contained in Paragraph 7.

15. FCE Technologies understands that WRI is attempting to raise additional investment capital from one or more sources, and FCE Technologies agrees to reasonably assist WRI by providing information generated from sales activities for the purpose of developing marketing and/or business plans, allowing WRI to discuss the role of FCE Technologies in the management of WRI (subject to the prior approval of FCE Technologies) and, if necessary, meeting with prospective investors. However, FCE Technologies shall not be obligated to be a solicitor of funds from any source. WRI agrees to hold FCE Technologies harmless from any claims arising from such financing activities.

16. FCE Technologies agrees to devote reasonable time and effort to the tasks identified in the initial paragraph of this letter, and further agrees that the level of effort during this Initial Engagement will be not less than four full time equivalents (FTEs). It is understood by WRI that employees of FCE Technologies who will be engaged in the execution of this Initial Engagement have other responsibilities outside of FCE Technologies for which they are responsible.

17. It is specifically understood by the parties that all decisions regarding the future employment of WRI employees will be the sole responsibility of WRI, and FCE Technologies makes no demands as a condition of this Initial Engagement with regard to any WRI employees.

18. As a condition to enter into this Initial Engagement, FCE Technologies will require the unanimous consent of the Board of Directors of WRI authorizing entry into it and a form of waiver from the CEO and COO, as attached in Exhibit D.


This letter of engagement represents the full understanding between the Parties, and may only be amended or modified by the written consent of the Parties.

Agreed to this 16 day of July, 1997, by

WORK RECOVERY, INC.				                       FCE TECHNOLOGIES, INC.


/s/Dorcas R. Hardy                            /s/ Donald Broomfield
Name				                                       			Name
Title	  Chief Executive Officer			                Title  Treasurer






	The Board of Directors of Work Recovery, Inc. hereby approves the Initial Agreement with FCE Technologies, Inc. as attached hereto:




/s/ Dorcas R. Hardy               July 16, 1997
Dorcas R. Hardy				               Date

/s/ John E. Affeldt               July 17, 1997
John E. Affeldt, M.D.			       			Date

/s/ Julian De La Rosa             July 19, 1997
Julian De La Rosa						           Date

/s/ Renato DiPentima              July 17, 1997
Renato DiPentima						            Date

/s/ William R. Sauey              July 18, 1997
William R. Sauey						            Date

/s/ Edward M. Young               July 16, 1997
Edward M. Young					             	Date